Exhibit 10.1

 EXECUTION COPY

June 12, 2020

Robert Kay

Dear Bob:

We are writing this letter to confirm the terms of continued employment with iBio, Inc. the “Company”) and related matters, following your service as Chief Executive Officer. The Board of Directors appreciates your achievements and long service in support of iBio and its objectives. This letter, once accepted by you, will constitute an agreement between the Company and you (the “Agreement”), effective as of the date hereof.

We recognize that the Company has benefited from your founding of and long history of employment with iBio, your technical knowledge about our intellectual property, and your historical knowledge about our business, customers, investors and collaborators (collectively, the “Cumulative Experience”). We would like to continue to benefit from your strategic advice on these matters and your commitment and performance of the terms of the NDA Agreement that form a part of this Agreement. The Board recognizes both your 15 years of past service and your commitment to make your Cumulative Experience available to the Company in connection with our transition to a new management team.

Roles and Term. You will be employed in a transition role, reporting to the Board of Directors, from March 11, 2020 until March 10, 2022. In this capacity, you will remain available to the CEO and to the Board of Directors, and shall perform such duties as are reasonably requested of you by the Board, commensurate with your Cumulative Experience and knowledge. You will continue as a member of the Company’s Board of Directors for the remainder of your current elected term, under our Board policies. As an employee-director, you will not receive any additional compensation for your service as a Board member, unless the Board otherwise determines.

Compensation. Your annual base salary during this transition period will be $150,000 payable in installments in accordance with the Company’s payroll practices. You will not be entitled to any other incentives or compensation, other than as stated in this letter. Your salary under this Agreement shall begin to accrue from March 11, 2020, provided however, that to the extent that you have already received any wage payments from the Company covering any period after March 10, any such payments will be considered pre-payment of base salary under this Agreement and your initial salary installments will be reduced to accommodate those pre-payments. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

As part of your compensation, the Board has approved a grant of options to purchase 400,000 common shares of the Company (the “Grant”). The exercise price will be the fair market value of the Company common shares on the date of grant, as established by the Board.

These options will vest ratably, on a monthly basis from March 11, 2020 until March 10, 2022. In the event that you cease employment for any reason except as set forth in this letter, your options shall cease to vest and exercisability shall be determined in accordance with the Plan. In the event of your death while employed but prior to full vesting, any unvested portion of the Grant shall vest.

Please also note that you will be required to read and sign an Option Agreement as a precondition to receiving any grant. As a condition of your exercise of the options, you agree that any shares so purchased shall not be sold by you (or your legal representative) before the first anniversary of this Agreement (except in a Change in Control transaction (as defined in the Plan) or corporate reorganization), which obligation shall continue whether or not you are then serving as a director or employee of the Company. You agree to execute such other documentation as is reasonably requested to facilitate such holding period (ie, custodial agreement, etc). In addition, you agree that you will be subject to such other minimum share-ownership requirements as shall be adopted from time to time, on the same terms and conditions as for other members of the Board.

Vacation and Holidays. You will be entitled to all U.S. federal government holidays. No further paid time off will be accrued for you, however, you may take paid time off at your convenience with notice to the CEO, unless business needs require your attention.

Benefits. You are entitled to participate in our standard group employee benefits package for executive employees (“the Benefit Plan”), which includes health coverage for you and your spouse. Your eligibility for coverage and for benefits will be determined in accordance with the terms and conditions of the Benefit Plan. The Company agrees that, following your termination of employment, you shall be eligible to continue coverage for you and your covered spouse in the Company’s health plan for the period required by law (COBRA) at the same per participant premium cost in effect at that time for then-active executives in general, and further, following the time that such continued coverage is no longer available, the Company shall assist you to obtain/ and will reimburse you for the cost for retiree health coverage for you and your spouse in the form of a Medicare Supplement Plan (Medigap) with prescription drug coverage, as long as such coverage is commercially available, at a cost to the Company up to $10,000 per annum (“Retiree Health Coverage”) for your lifetime.

Workplace Policies Also forming part of the terms and conditions of your employment are the Company’s workplace policies, procedures and code of conduct. The Company periodically revises and updates its policies and procedures, and implements new workplace policies. New policies and any changes to existing policies and procedures will be communicated to you, and will also form part of the terms and conditions of your employment, provided that they do not materially diminish your rights and benefits under this Agreement.

Termination Your employment with the Company is on an “at will” basis, which means that you may resign from this employment for any reason or no reason, and the Company, by action of a majority of its Board of Directors, may terminate your employment at any time for any reason, with or without Cause.1 In the event that the Board determines to terminate your employment without Cause, you shall be entitled to continued payment of base salary and continued vesting of the Grant, for a period equal to the lesser of 16 months after termination or until March 10, 2022. In order that we can both avoid the uncertainty that often accompanies the end of an employment relationship, the following terms will apply if your employment terminates for any reason: (a) if you are then participating in any employee group benefit plan, then (to the extent permitted by our group benefit carriers), you will be entitled to participate in Retiree Health Coverage; and (b) your rights regarding any vested stock options granted to you prior to the termination of your employment will be governed by the terms of the Plan and the terms of the grant. You will not be entitled to other or additional compensation of any nature.

1 “Cause” means the occurrence of any of the following: (i) you are convicted of or plead guilty or nolo contendere to, any felony, or to any crime or offense (whether or not involving the Company or any of its affiliates) either (A) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility, or (B) involving acts of theft, fraud or embezzlement; (ii) your misconduct that causes material harm to the Company’s business reputation, or commission of a material act of dishonesty involving the Company or its affiliates; (iii) your material fraud with respect to the Company or any of its affiliates; (iv) your material breach of this Agreement or any other written agreement with the Company, which you fail to cure within 30 days after receipt of written notice of such breach; and (v) your breach of the Company’s policies or procedures which causes, or could reasonably be expected to cause, material harm to the Company or its affiliates, which you fail to cure within 30 days after receipt of written notice of such breach.

Conflict of Interest. We require that you refrain from involving yourself in, or associating yourself with, any outside activity that places you in a conflict of interest with the Company. This offer is conditional upon you having previously made full disclosure to us of any outside activities you or members of your household may now be involved in or associated with, whether directly or indirectly, which might place you in a conflict of interest with the Company.

Please note that this disclosure obligation is ongoing. Therefore, you must make full disclosure in advance to the Company, and obtain prior written permission from us, if you anticipate that you or members of your household will become involved in or associated with such outside activities while the Company employs you.

Confidentiality and Ownership of Proprietary Property As a condition of your acceptance of this Agreement, you agree that you are bound by the terms of enclosed Confidentiality of Information and Ownership of Proprietary Rights Agreement on Exhibit A (“the NDA Agreement”). Please note the ongoing nature of the obligations set out in the NDA Agreement. The terms of this NDA Agreement form part of the terms and conditions of this employment agreement.

Release. In return for the consideration in this Agreement, you agree to waive all claims and release and forever discharge against the Company or any of its affiliates, officers, directors, subsidiaries, parents, attorneys, shareholders and employees (“Releasees”) from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, from the beginning of time through the effective date of this Agreement. This Release does not apply to your rights as a shareholder or optionholder of the Company and does not prevent you from enforcing your non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of his employment, under applicable retirement or pension plans, or your ability to assert any counter-claims against any Releasee, in the event that any of the Releasees asserts a claim against you.

Governing Law This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards to the principles of conflicts of law.

Severability If, in any jurisdiction, any provision of this agreement or its application to either of us or to any circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances. This employment agreement will be enforced to the fullest extent permitted by law.

Entire Agreement This employment agreement (meaning this agreement, including the NDA and any documents enclosed), constitutes the entire agreement between us and sets out all the covenants, promises, representations, conditions, understandings and agreements between us pertaining to the subject matter of this employment agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between us in connection with the subject matter of this employment agreement except as specifically set forth in this employment agreement.

It is important to us that your questions are answered, and your concerns dealt with, before you accept this offer of employment. Therefore, if you have any questions or concerns about the terms of this letter of offer, please contact the undersigned.

We hope that you will choose to accept this transition agreement. To signify your acceptance, please sign the Confirmation and Acceptance below, and return one complete signed original of this offer and of the enclosed Agreement, no later than June 9, 2020.

We look forward to you joining us in this exciting venture.

iBio, inc.

Per:	/s/ James T. Hill
James T. Hill
Title:	Chairman, Compensation Committee

CONFIRMATION AND ACCEPTANCE

I have read and understood this offer (including the NDA and any documents enclosed), and in advance of signing below, I have had an opportunity to obtain independent legal advice if so wished. I am not a party to, bound or affected by or subject to any agreement, obligation, order, or judgment that would be breached by, or under which default would occur or an adverse claim be created as a result of my accepting this offer of employment, or the performance of my employment obligations to the Company. I hereby accept this offer of employment and agree to the terms and conditions offered.

DATED as of the date set forth above.

/s/ Robert Kay
Robert Kay

EXHIBIT A

CONFIDENTIALITY OF INFORMATION AND

OWNERSHIP OF PROPRIETARY RIGHTS AGREEMENT

WHEREAS, Robert Kay (“Executive”) agrees that his employment or engagement has previously given and shall in the future give him access to proprietary and confidential information, including but not limited to all unpublished know-how, technical data, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, business plans, hardware, software, telecommunications and other equipment, working materials, customer lists, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic or oral form, that are now or hereafter owned, licensed or otherwise acquired by the Company, its customers, its suppliers and others (which proprietary and confidential information is collectively referred to in this Agreement as “Confidential Information”).

WHEREAS, the Executive may develop or has developed, in the course of employment or engagement with the Company, tangible and intangible property including without limitation, software, hardware, know-how, designs, techniques, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

THEREFORE, in consideration of the Executive’s employment or engagement with the Company and other good and valuable consideration, the Executive agrees as follows:

1)	The Executive, both during and after employment or engagement with the Company, will not disclose or use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. The Executive may, however, use or disclose Confidential Information that:

(a)       is or becomes public, other than through a breach of this Agreement;

(b)       is known to the Executive prior to employment or engagement by the Company and with respect to which the Executive does not have any obligation of confidentiality; or

(c)       is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that the Executive informs the Company of such requirement as soon as the Executive becomes aware of the requirement and in sufficient time to allow the Company, to take such steps as are lawfully available to the Company to avoid or limit such disclosure by the Executive.

2)	After Employment:

a)	The Executive will return or destroy, as directed by the Company, Confidential Information or Proprietary Property to the Company upon request by the Company at any time. Upon request by the Company, the Executive will certify, by way of affidavit or statutory declaration that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable.

b)	The Executive, both during and after employment or engagement with the Company, will not disclose or use any trade secrets or proprietary property of a third party obtained by the Executive during the course of or as result of employment or engagement with the Company, except as expressly authorized by the Company or such third party in writing.

3)	Ownership: All right, title and interest in and to Proprietary Property that the Executive develops in the course of employment or engagement with the Company, whether alone or jointly with others, belongs to the Company, and the Executive has no rights in any such Proprietary Property. For greater certainty, any intellectual property rights in any such Proprietary Property that the Executive may have acquired in the course of employment or engagement with the Company are hereby assigned to the Company. The Executive agrees to make full disclosure to the Company of and to properly document each such development, and to provide written documentation describing such development to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment or engagement with the Company, the Executive will do all acts necessary and sign all documentation necessary in order to assign all rights in the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trade marks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world.

4)	If, during and in the course of employment or engagement with the Company, the Executive has developed or further develops any work that is protected by copyright, the Executive hereby waives unconditionally any “moral rights” the Executive may have in such work.

5)	All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the possession or control of the Executive, and that is in any way obtained, conceived, developed, generated or contributed to by the Executive during or as a result of the Executive’s employment or engagement with the Company, is and remains Proprietary Property within the meaning of this Agreement. Upon request by the Company, and upon the cessation of employment or engagement with the Company, regardless of how that cessation occurs, the Executive will forthwith deliver to the Company all originals and all copies of the Confidential Information and Proprietary Property, in whatever medium or form, that is then in the control or possession of the Executive. Both during and after employment or engagement with the Company, the Executive will not make or retain copies of the Confidential Information or Proprietary Property in the Executive’s possession or control, except for the purpose of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.

6)	During the Executive’s employment or engagement with the Company, the Executive will not make use of or in any manner communicate to the Company any confidential information of any third party (including but not limited to former employers of the Executive) that may be in or may come into the Executive’s possession or control, other than confidential information disclosed to the Executive in his or her capacity as a representative of the Company.

7)	The Executive will, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company or any of its customers or suppliers require to protect confidential information or proprietary property.

8)	Regardless of any changes in position, salary or otherwise, including without limitation cessation of the Executive's employment or engagement with the Company (regardless of how that cessation occurs), the Executive will continue to be subject to the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph and such terms and conditions may be enforced by the Company in a court of competent jurisdiction.

9)	Executive acknowledges that Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to her attorney and use the Proprietary Information in the court proceeding, if Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

10)	Miscellaneous:

a)	The Executive hereby waives, relinquishes and conveys to the Company any and all claims of any nature whatsoever, which the Executive now or hereafter has for infringement of any proprietary rights assigned to the Company.

b)	The Executive acknowledges that it would be difficult to compute the monetary loss to the Company arising from a breach or threatened breach of this Agreement by the Executive and that, accordingly, the Company will be entitled to specific performance, injunctive or other equitable relief in addition to or instead of monetary damages.

c)	The Executive’s employment or engagement with the Company is subject to the terms and conditions of this Agreement.

d)	This Agreement shall enure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Executive and his or her heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

e)	This Agreement is a contract made under and will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws, and the federal laws of the United States of America applicable in the State of New York.

f)	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be deleted and the other provisions remain in effect and are valid and enforceable to the fullest extent permitted by law.

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